FORM 5

                                   U.S. SECURITIES AND EXCHANGE COMMISSION
                                         WASHINGTON, D.C. 20549
                         ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
<square>Check this box if no longer
subject to Section 16. Form 4         Filed pursuant to Section 16(a) of the
or Form 5 obligations           Securities Act of 1934, Section 17(a) of the
may continue.  See             Public Utility Holding Company Act of 1935 or
Instruction 1<b>.          Section 30(f) of the Investment Company Act of 1940

<square>Form 3 Holdings Reported
<square>Form 4 Transactions Reported

1. Name and Address of Reporting Person        2. Issuer Name and Ticker or Trading Symbol 6.  Relationship of Reporting Person to
                                                                                           Issuer
                                                  ENZON, INC. (ENZN)                               (Check all applicable)
TOMBROS              PETER            G.
(Last)              (First)           (Middle) 3. IRS or Social    4. Statement for           X    Director       __10% Owner
                                               Security Number of     Month/Year              X    Officer      __ Other
159 LAMBERT ROAD                               Reporting Person       JUNE 30, 1995   (give title below)
                                              <Voluntary>                                        (specify below)

                                                                                             President & Chief Executive Officer
                   (Street)                                        5. If Amendment,
                                                                      Date of Original
NEW CANAAN                     CT   06840                            (Month/Year)
06840
(City)              (State)              (Zip)
                                                TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
1. Title of Security                           2. Trans- 3. Trans- 4. Securities Acquired  5. Amount of    6. Owner-   7. Nature of
   (Instr. 3)                                     action    action    (A) or Disposed of      Securities      ship        Indirect
                                                  Date      Code      (D)                     Beneficially    Form:       Beneficial
                                                  (Month/ (Instr.     (Instr. 3, 4 and 5)     Owned at End    (D) or      Ownership
                                                  Day/      8)                                   of Issuer's     Indirect    (Instr.
                                                  Year)                                          Fiscal Year     (I)         4)
                                                                                              (Instr. 3       (Instr.
                                                                                                and 4)          4)
                                                                    Amount   (A) or Price
                                                                               (D)
















Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                               (Over)

   TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                  (E.G., puts, calls, warrants, options, convertible securities)


1. Title of Derivative   2.Conver3.Trans-4.Transac-5.Number of6.Date   7.Title and Amount of 8.Price9.Number10.        11.  Na-
Security                   sion   action tion  Deriv-        ExercisableUnder-lying            of    of       Owner-     ture
   (Instru. 3)             or     Date   Code  ative         and       Securities (Instr. 3    Deriv-Deriv-   ship        of In-
                           Exercise(Month/Day/(Instr.SecuritiesExpirationand 4)                ative ative     of De-     direct
                           Price  Year)8)      Ac-           Date                              Secur-Secur-               Bene-
                           of                  quired (A)    (Month/Day/                       ity   ities    rivative    ficial
                           Deriv-              or Disposed   Year)                             (Instr.Bene-               Own-
                           ative               of (D)                                          5)    ficially Security:     ership
                         Security              (Instr. 3,                                            Owned     (D)     (Instr. 4)
                                             4, and 5)                                               at        or In-
                                                                                                     End of    Direct
                                                                                                   Year
                                                                                                   (Instr.  (I)(Instr.
                                                                                                   4)       4)
                                                 (A)   (D) Date  Expira-    Title     Amount
                                                           Exer- tion                 or
                                                           cisableDate                Number
                                                                                      of
                                                                                      Shares
STOCK OPTION (RIGHT TO   $2.00  5/15/95A     84,000        ++    5/15/05Common Stock  84,000 $2.00 84,000   D          ----
PURCHASE)+
Stock option (right to   $2.09  1/20/95A     50,000        1/20/971/20/05Common Stock 50,000 $2.09 50,000   D          ----
purchase)+
STOCK OPTION (RIGHT TO   $2.63  8/24/94A     55,000        8/26/968/24/04COMMON STOCK 55,000 $2.63 55,000   D          ----
PURCHASE)+











  Explanation of Responses:

  + Granted under the Company's Non-Qualified Stock Option Plan, as amended, a Rule 16b-3 plan.

 ++ Exercisable as to 42,000 shares on May 15, 1996, and 42,000 shares on May 15, 1997.

* Intentional misstatements or omissions of facts constitute Federal Criminal Violations .
                             /S/ PETER G. TOMBROS                  2/28/96
SEE 18 U.S.C. 1001
and 15 U.S.C. 78ff(a).
                            **Signature of Reporting Person        Date

Note:  File three copies of this Form, one of which must be manually signed.
   If space provided is insufficient, SEE Instruction 6 for procedure.